RESIDENTIAL ACCREDIT LOANS, INC.
                                    Company

                        RESIDENTIAL FUNDING CORPORATION
                                Master Servicer

                       Mortgage Pass-Through Certificates
                                Series 1998-QS3

                $3,927,000.00    6.50%   Class M-1 Certificates
                         $785,100.00    6.50%   Class M-2 Certificates
                         $707,000.00    6.50%   Class M-3 Certificates


                        Supplement dated March 4, 1998
                                      to
                Prospectus Supplement dated February 23, 1998
                                     and
                      Prospectus dated December 22, 1997


      The Class M-1, Class M-2 and Class M-3 Certificates (collectively, the "Class M Certificates"), will be purchased from the Company by Morgan Stanley & Co. Incorporated (the "Underwriter"), pursuant to an agreement (the "Underwriting Agreement") among the Company, the Master Servicer and the Underwriter. The proceeds to the Company from the sale of the Class M Certificates will be equal to $6,148,072.24 net of any expenses payable by the Company.

      The Underwriter intends to offer the Class M Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Underwriter may effect such transactions by selling the Class M Certificates to or through dealers. In connection with the purchase and sale of the Class M Certificates, the Underwriter and any dealers that may participate with the Underwriter in such resale of the Class M Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Underwriter in the form of discounts, concessions or commissions. The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.


            THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS
              AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE
                         READ IN CONJUNCTION THEREWITH.

UNTIL JUNE 6, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS M CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                          MORGAN STANLEY DEAN WITTER




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